UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 19, 2013

BALLY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31558	88-0104066
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada	89119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Accelerated Share Repurchase

On April 24, 2013, as part of the 2013 Repurchase Program discussed below under Item 8.01, Bally Technologies, Inc. (the “Company”) entered into an accelerated share repurchase agreement (the “ASR Agreement”) with J.P. Morgan Securities LLC (“JPMorgan”) under which the Company will purchase $150 million of its outstanding shares of common stock from JPMorgan.  The ASR Agreement requires JPMorgan to deliver to the Company on or about April 26, 2013 a substantial majority of the shares of the Company’s common stock expected to be repurchased under the ASR Agreement. The total number of shares to be delivered to the Company by JPMorgan under the ASR Agreement will be adjusted based on a discount to the average of the daily volume weighted average price of the Company’s common stock during the repurchase period.  Upon final settlement of the ASR Agreement, the Company may be entitled to receive additional shares of the Company’s common stock from JPMorgan, or, under certain circumstances specified in the ASR Agreement, the Company may be required to deliver shares or make a cash payment, at its option, to JPMorgan. In connection with this transaction, JPMorgan is expected to purchase the Company’s common stock in the open market.

The ASR Agreement contains the principal terms and provisions governing the accelerated share repurchase transaction, including, but not limited to, the mechanism used to determine the number of shares that will be delivered, the required timing of delivery of the shares, the specific circumstances under which JPMorgan is permitted to make adjustments to the transaction, the specific circumstances under which the transaction may be terminated early, and various acknowledgements, representations and warranties made by the Company and JPMorgan to each another.

The foregoing summary of the ASR Agreement is qualified in its entirety by reference to the complete text of such agreement, a copy of which will be filed in the future with the Securities and Exchange Commission.

An affiliate of JPMorgan is a party to the Second A&R Credit Agreement discussed below.

Second Amended and Restated Credit Agreement

On April 19, 2013 (the “Closing Date”), the Company entered into the Second Amended and Restated Credit Agreement (the “Second A&R Credit Agreement”) with Bank of America, N.A., as administrative agent (the “Agent”), Wells Fargo Bank, N.A. and Union Bank, N.A., as syndication agents, BBVA Compass, Fifth Third Bank, JPMorgan Chase Bank, N.A., KeyBank National Association and U.S. Bank National Association, as documentation agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Union Bank, N.A. as joint lead arrangers and joint book managers, and the other lenders party thereto.  The Second A&R Credit Agreement amended the Company’s Amended and Restated Credit Agreement dated as of April 15, 2011 among the Company, the Agent, The Bank of Nova Scotia and Wachovia Bank, N.A., as documentation agents, and the other lenders party thereto to, among other things: (i) increase the total size of the credit facility to $1.07 billion, (ii) extend the maturity date to April 19, 2018, (iii) revise the leveraged based pricing grid such that the total leverage ratio for each applicable rate and undrawn fee tier was increased by 0.25:1.00; (iv) increase the maximum total leverage ratio from 3.25:1.00 through December 31, 2013 and 3.00:1.00 thereafter to 3.50:1.00 or 4.25:1.00 after a Covenant Bifurcation Event (as defined in the Second A&R Credit Agreement); and (v) if the Company’s maximum leverage ratio is: (a) under 2.75:1.00, remove all limitations on restricted payments (including payments for share repurchases) and (b) above 2.75:1.00, limit restricted payments to up to $150 million per year.

Loans under the Second A&R Credit Agreement bear interest at a variable rate of interest equal to either the applicable base rate or LIBOR, plus in each case an interest margin determined by the Company’s leverage ratio, with a range of base rate margins from zero basis points to 100 basis points and a range of LIBOR margins from 100 basis points to 200 basis points.

The foregoing summary is qualified in its entirety by reference to the complete text of the Second A&R Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

An affiliate of JPMorgan Chase Bank, N.A. is a party to the ASR Agreement discussed above.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 regarding the Second A&R Credit Agreement is incorporated herein by reference.

Item 8.01                                           Other Events.

On April 23, 2013, the Board of Directors of the Company approved a new $300 million share repurchase program (the “2013 Repurchase Program”).  The 2013 Repurchase Program replaces the Company’s prior share repurchase program, which authorized the repurchases of up to $150 million of the Company’s outstanding common stock, and includes the $150 million purchase of the Company’s outstanding shares of common stock under the ASR Agreement described in Item 1.01 above.

On April 24, 2013, the Company issued a press release announcing the 2013 Repurchase Program, the ASR Agreement and the Second A&R Credit Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                        Second Amended and Restated Credit Agreement, dated as of April 19, 2013 among Bally Technologies, Inc., Bank of America, N.A. as Administrative Agent, Wells Fargo Bank, National Association and Union Bank, N.A., as Syndication Agents, BBVA Compass, Fifth Third Bank, JPMorgan Chase Bank, N.A., Key Bank National Association and U.S. Bank National Association, as Documentation Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, and Union Bank, N.A. as Joint Lead Arrangers and Joint Book Managers and the other lenders party thereto.

99.1                        Press Release issued by the Company, dated April 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/ Mark Lerner
Mark Lerner
Senior Vice President, General Counsel and Secretary

Dated: April 25, 2013